Exhibit 99.1

RAIT Announces Agreement with Independence Realty Trust to Internalize Management and Future Management Changes

Philadelphia, Pennsylvania, September 27, 2016 – RAIT Financial Trust (NYSE: RAS) (“RAIT” or the “Company”) announced today that it has entered into a definitive agreement to sell its subsidiary, Independence Realty Advisors, LLC, the external advisor of Independence Realty Trust, Inc. (NYSE MKT: IRT) (“IRT”) and certain assets of the Company’s subsidiary, Jupiter Communities, LLC (d/b/a RAIT Residential) to IRT for $43 million in a transaction to permit IRT to internalize its advisor and property management functions (the “Internalization Transaction”). In addition, RAIT has agreed to sell back to IRT approximately 7.3 million common shares in IRT that RAIT currently owns. Based on the current market price of IRT’s common stock as of September 23, 2016, the total proceeds to RAIT including the sale of RAIT’s shares in IRT is expected to be approximately $120 million, before fees and expenses. RAIT expects the purchase of its IRT shares by IRT to close within one month and the Internalization Transaction to close around year-end 2016, subject to customary closing conditions and adjustments including the successful underwritten offering by IRT of at least $83 million of IRT stock.

Effective upon closing of the Internalization Transaction, Scott Davidson, RAIT’s current President, will become the Chief Executive Officer of RAIT and will serve on the Board of Trustees. Scott Davidson has been with RAIT since 2010, serving in various capacities, including Managing Director and President.

Scott Schaeffer, RAIT’s current Chief Executive Officer and Chairman, will become the full time Chairman and Chief Executive Officer of IRT, effective as of the date of the closing of the Internalization Transaction. Mr. Schaeffer will serve as a consultant to RAIT for the twelve months following the closing of the Internalization Transaction to assist with the transition. The Board of RAIT intends to elect a new independent Chairman to succeed Mr. Schaeffer. James Sebra, RAIT’s current Chief Financial Officer, will continue as Chief Financial Officer of RAIT until the later to occur of March 31, 2017 or the filing of RAIT’s Form 10-K for the fiscal year ending December 31, 2016 with the U.S. Securities and Exchange Commission, after which time, it is contemplated that he will become the full-time CFO of IRT.

“This is an important transaction for the future of RAIT and its stakeholders,” said Scott Davidson. “It allows us to internally generate capital to support our leading real estate lending platform, accelerates our opportunistic divestment of real estate ownership positions, helps us simplify our corporate strategy and monetizes the value RAIT created through the formation of IRT. We look forward to redeploying these proceeds into our core activities, expanding those activities and taking advantage of opportunities to strengthen and reinforce our market positions and balance sheet.”

Scott Schaeffer said, “I am pleased to continue to work with Scott Davidson and the RAIT management team to assist in RAIT’s transition to a more focused business model. I am grateful for the opportunity to have served as RAIT’s Chairman and Chief Executive Officer for the past six years; I think the current direction of the company, including greater focus on its lending business, will provide an outstanding opportunity for the company to achieve enhanced returns for its shareholders.”

RAIT’s Board of Trustees formed a special committee made up entirely of independent and disinterested directors to evaluate this transaction. The Special Committee recommended this transaction to the Board of Trustees and the Board unanimously approved the transaction. The Chairman of the Special Committee, Michael Malter, said “This transaction is transformative for RAIT as it represents a significant step towards repositioning the company.”

Advisors

UBS Investment Bank is serving as exclusive financial advisor to the Special Committee of the Board of Trustees of RAIT. Ballard Spahr LLP is serving as legal counsel to the Special Committee of the Board of Trustees of RAIT.

Citigroup Global Markets is serving as exclusive financial advisor to the Special Committee of IRT. Hogan Lovells is serving as legal counsel to the Special Committee of IRT.

About RAIT Financial Trust

RAIT Financial Trust (NYSE: RAS) is an internally managed real estate investment trust that provides debt financing options to owners of commercial real estate and invests directly into commercial real estate properties located throughout the United States. Additional information about RAS can be found on its website at www.rait.com.

About Independence Realty Trust

Independence Realty Trust, Inc. (NYSE: IRT) is a real estate investment trust that seeks to own well-located apartment properties in geographic submarkets that it believes support strong occupancy and the potential for growth in rental rates. IRT seeks to provide stockholders with attractive risk-adjusted returns, with an emphasis on distributions and capital appreciation. Additional information about IRT can be found on its website at www.irtreit.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “guidance,” “may,” “plan,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “opportunities” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: the inability of the parties to satisfy all required closing conditions and consummate the Internalization Transaction, changes to RAIT’s management and RAIT’s inability to realize the anticipated benefits of the Internalization Transaction. RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

RAIT Financial Trust Contact

Andres Viroslav

215-207-2100

aviroslav@rait.com